EXHIBIT 10.5

                                U.S. ENERGY CORP.
                               877 NORTH 8TH WEST
                             RIVERTON, WYOMING 82501
                     TEL. (307) 856-9271 FAX (307) 857-3050

                                November 2, 2001

VentureRound Group, LLC
135 E. 57th Street - 15th Floor
New York, New York 10022
Tel. (646) 521-8576 Fax (646) 521-8572

Re:  Agreement for Strategic Services

Attn: James Cahill:

Dear Mr. Cahill:

     This letter confirms our agreement whereby your firm (VentureRound Group, LLC "VRG") will provide the following services to U.S. Energy Corp. (the "company") starting as of November 2, 2001 and ending November 2, 2002. These services are to be provided to the company on its request to you, although it is understood that VRG may on its own initiative make the necessary contacts to start discussions with interested parties:

     1. Advice concerning the structure and timing of private and public securities offerings by the company, and introductions to possible institutional and accredited investors.

     2. Advice concerning the structure and timing and identification of possible joint venture industry or financial institution investors to fund acquisition, exploration and production from the coalbed methane properties owned by the company's subsidiary Rocky Mountain Gas, Inc.

     Compensation for VRG's participation in capital raises covered by 1 and 2 will be negotiated at that time between VRG and the company. In the meantime, for services related to advice generally concerning 1 and 2 and identification of possible investors, the company agrees to issue to VRG or its owners warrants to purchase 11,034 shares of restricted common stock, expiring November 2, 2006, at $3.75 per share, in the form attached to this agreement.


     VentureRound Group, LLC                U.S. Energy Corp.

     /s/ James Cahill                       /s/ Keith G. Larsen
     James Cahill, duly authorized          Keith G. Larsen, President


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